Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Kandi Technologies Group Inc. of our report dated March 16, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Kandi Technologies Group, Inc. and subsidiaries (the “Company”) for the years ended December 31, 2022 and 2021, appearing in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2022.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

February 8, 2024